Exhibit 10.2

SECURED PROMISSORY NOTE

$5,000,000.00	Dated: March 14, 2011

FOR VALUE RECEIVED, the undersigned, TENGION, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of HORIZON TECHNOLOGY FINANCE CORPORATION , a Delaware corporation (“Lender”) the principal amount of Five Million and 00/100 Dollars ($5,000,000.00) or such lesser amount as shall equal the outstanding principal balance of the Loan made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate.  The Loan Rate for this Note is 11.75% per annum based on a year of twelve 30-day months.  If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month.  Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan in the amount of Forty-Eight Thousand Nine Hundred Fifty-Eight and 33/100 Dollars ($48,958.33) on the first day of each month (“Payment Date”), commencing May 1, 2011, through and including January 1, 2012.  Commencing on February 1, 2012, and continuing on consecutive Payment Dates thereafter, Borrower shall make to Lender twenty-four (24) equal payments of principal plus accrued interest on the then outstanding principal amount due hereunder of Two Hundred Thirty-Four Thousand Seven Hundred Eighty-Four and 04/100 Dollars ($234,784.04). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on January 1, 2014.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement.  The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated on or about the date hereof by and between Borrower and Lender (the “Loan Agreement”).  The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.  This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Connecticut.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:
TENGION, INC.

By: /s/ A. Brian Davis

Name: A. Brian Davis
Title: Chief Financial Officer